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Exhibit 3.32

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
NETZERO SALES CORP.
A Delaware corporation

Mark R. Goldston and Susan L. Anhalt certify that:

        ONE: He is the Chief Executive Officer and that Susan L. Anhalt is the Assistant Secretary of NetZero Sales Corp., a Delaware domestic corporation and qualified as a foreign corporation in the state of California.

        TWO: Article I of the Amended Articles of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

        "The name of this corporation is UOL Advertising, Inc."

        THREE: The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

        The undersigned further declare under penalty of perjury under the laws of the Commonwealth of Delaware and the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

        DATED: November 12, 2004

/s/ MARK R. GOLDSTON Mark R. Goldston Chief Executive Officer

/s/ SUSAN L. ANHALT Susan L. Anhalt Assistant Secretary

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  Exhibit 3.32
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF NETZERO SALES CORP. A Delaware corporation